Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE
Company Contact
January 10, 2012	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES EXCHANGE OFFER

FOR ITS 4.700% SENIOR NOTES DUE 2021

ST. LOUIS, January 10, 2012. Energizer Holdings, Inc. (NYSE:ENR) announced today the commencement of an exchange offer for all of its outstanding 4.700% Senior Notes due 2021 which were issued in May 2011 and have not been registered under the Securities Act of 1933 (the “Private Notes”) in exchange for its 4.700% Senior Notes due 2021, which have been registered under the Securities Act (the “Exchange Notes”). The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated January 10, 2012, and the related letter of transmittal.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

The exchange offer is scheduled to expire at 5.00 p.m. Eastern Standard Time on February 8, 2012, unless extended. Private Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal.

Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York Mellon Trust Company, N.A., the exchange agent for the exchange offer. The address, email, telephone and facsimile number of the exchange agent are as follows:

The Bank of New York Mellon Trust Company, N.A. as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mrs. Carolle Montreuil

Telephone: 212-815-5920

Facsimile: 212-298-1915

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Energizer:

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of household and personal care products. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men’s and women’s shaving systems and disposables; Edge(R) and Skintimate(R) shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes.

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